Exhibit (a)(1)(B)*
Merix Corporation
David M. Sindelar
President and Chief Executive Officer
(503) 716-3700
FOR IMMEDIATE RELEASE
MERIX CORPORATION ANNOUNCES OFFER TO PURCHASE ANY AND ALL OF ITS
OUTSTANDING 4.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2013
THROUGH A TENDER OFFER
Beaverton, Oregon — March 16, 2010 — Merix Corporation (“Merix”) announced that it has commenced a tender offer (the “Tender Offer”) to repurchase any and all of its outstanding 4% Convertible Senior Subordinated Notes due 2013 (the “Notes”). Merix is offering to repurchase any and all of the $1.41 million aggregate principal amount of the Notes outstanding, at par plus accrued and unpaid interest, which amount reflects the aggregate principal amount outstanding of the Notes on the commencement date of the Tender Offer. Tenders of the Notes must be made prior to the expiration of the Tender Offer and may be withdrawn at any time prior to the expiration of the tender offer through compliance with the proper withdrawal procedure outlined in the Notice of Fundamental Change and Offer to Purchase (the “Offer to Purchase”).
The Tender Offer began today, March 16, 2010, and will expire at 5:00 p.m., New York City time, on April 13, 2010. Upon the terms and subject to the conditions of the Tender Offer, Merix’s noteholders will have the opportunity to tender any or all of their Notes, at par plus accrued and unpaid interest.
None of Merix, Viasystems Group, Inc. (“Viasystems”), their respective boards of directors or U.S. Bank National Association, the trustee, paying agent and conversion agent for the Tender Offer, is making any recommendations to noteholders as to whether to tender or refrain from tendering their Notes in the Tender Offer. Noteholders must decide how many Notes they will tender, if any. The terms and conditions of the Tender Offer are described in the Offer to Purchase distributed to holders of the Notes.
The trustee, paying agent and conversion agent for the tender offer is U.S. Bank National Association. The Offers to Purchase will be mailed shortly to noteholders of record and also will be made available for distribution to beneficial owners of the Notes. For questions and information, please call the paying agent toll-free at 1-800-934-6802.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT MERIX WILL DISTRIBUTE TO ITS NOTEHOLDERS AFTER MERIX FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS “SCHEDULE TO” AND OFFER TO REPURCHASE. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. AFTER MERIX FILES ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2010, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT MERIX WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING U.S. BANK NATIONAL ASSOCIATION, THE TRUSTEE, PAYING AGENT AND CONVERSION AGENT FOR

THE TENDER OFFER, AT 1-800-934-6802. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
About Merix Corporation
Merix is a manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high performance materials, quick-turn prototype, pre-production and volume production services to its customers. Principal markets served include communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in Viasystems’ Annual Report on Form 10-K, as added or revised by Viasystems’ subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.
Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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